                                                                    Exhibit 23.1

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this  Registration  Statement of Water Chef, Inc.
on Form SB-2 of our report dated March 19, 2007,  which  includes an explanatory paragraph  as to the  Company's  ability to  continue as a going  concern,  with respect to our audits of the  financial  statements  of Water  Chef,  Inc. as of
December 31, 2006 and for the years ended December 31, 2006 and 2005 and for the period from January 1, 2002  (commencement  as a development  stage  company) to
December 31, 2006, which report appears in the Prospectus, which is part of this
Registration  Statement.  We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

New York, New York
October 15, 2007